Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

-7000

For more information:
Jeryl Desjarlais                                                                                                                                                                October 26, 2011
Communications Manager
(800) CELADON Ext. 7070
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended September 30, 2011, the first fiscal quarter of the Company’s fiscal year ending June 30, 2012.

Revenue for the quarter increased 0.8% to $141.5 million in the 2011 quarter from $140.3 million in the 2010 quarter. Freight revenue decreased 6.0% to $112.3 million in the 2011 quarter from $119.5 million in the 2010 quarter. Net income increased 22.7% to $5.4 million in the 2011 quarter from $4.4 million for the same quarter last year. Earnings per diluted share increased 20.0% to $0.24 in the 2011 quarter from $0.20 for the same quarter last year.

Chairman and CEO Steve Russell commented on the results of the September 2011 quarter. "Earnings per share of twenty-four cents in the quarter compared with twenty cents in the September 2010 quarter.   Our average rate per loaded mile improved to $1.53, up approximately six cents per mile from the September 2010 quarter, or 3.7%.  Cost controls and improved freight yields continued to positively impact results.  We have continued to improve our operating efficiency which has resulted in the reduction of over 1,200 trailers in our quarter end numbers, while having on-boarded over 2,000 new trailers with aerodynamic side skirts within the past twelve months, or 27.1% of our trailer fleet is now less than one year old.  Miles per truck per week declined to 2,179 in the quarter, or 2.8%, from 2,241 in the September 2010 quarter.  Seated count declined about six percent, related to the more challenging driver shortage in the industry.  The improvements and enhancements to our operating model, even with the lower seated count and decreased truck utilization, resulted in a reduction in our operating ratio net of fuel to 92.1, or 110 basis points, compared with the 93.2 level achieved in the September 2010 quarter.”

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At September 30, 2011, we had $173.9 million of stockholders' equity, $0.5 million in cash and $6.7 million of total balance sheet borrowings.”

On October 11, 2011, we filed a 13D indicating that Celadon has acquired 6.3% of the stock of USA Truck Inc.  In USA Truck’s September 2011 quarter release, they indicated that their Board of Directors has unanimously decided to decline a meeting with us.  At Celadon’s Board of Directors meeting earlier this week, we were quite disappointed with their reaction, and we decided to consider alternative actions.

Conference Call Information

An investor conference call is scheduled for Thursday, October 27, at 11:00 a.m. ET. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-272-9941 (international calls 617-213-8895) pin number 54206264 a few minutes prior to the start time. A replay will be available through November 3 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 96680913.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and owns a minority interest in TruckersB2B (www.truckersb2b.com) which provides cost savings to member fleets.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2011	2010

REVENUE:
Freight revenue	$112,297	$119,470
Fuel surcharge revenue	29,182	20,819
Total revenue	141,479	140,289

OPERATING EXPENSES:
Salaries, wages, and employee benefits	37,561	38,127
Fuel	38,466	32,271
Purchased transportation	27,133	25,875
Revenue equipment rentals	5,910	7,453
Operations and maintenance	9,802	10,190
Insurance and claims	3,042	4,125
Depreciation and amortization	5,594	7,527
Cost of products and services sold	---	1,398
Communications and utilities	905	1,108
Operating taxes and licenses	2,509	2,393
General and other operating	1,629	1,741
Total operating expenses	132,551	132,208

Operating Income	8,928	8,081

Interest expense	42	463
Interest income	(8)	(16)
Other (income) expense, net	(286)	(67)
Income before income taxes	9,180	7,701
Income tax expense	3,808	3,280
Net income	$5,372	$4,421

Income per common share:
Diluted	$0.24	$0.20
Basic	$0.24	$0.20

Diluted weighted average shares outstanding	22,677	22,556
Basic weighted average shares outstanding	22,218	22,056

Key Operating Statistics

	For the three months ended	For the three months ended
	September 30,	September 30,
	2011	2010
Average revenue per loaded miles (*)	$1.526	$1.471
Average revenue per total mile (*)	$1.363	$1.322
Avg. revenue per tractor per week (*)	$2,971	$2,961
Average miles per seated tractor per week(**)	2,179	2,241
Average seated line-haul tractors (**)	2,529	2,688
*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2011 and June 30, 2011
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	September 30,	June 30,
ASSETS	2011	2011

Current assets:
Cash and cash equivalents	$516	$25,673
Trade receivables, net of allowance for doubtful accounts of $1,095 and $1,045 at September 30, 2011 and June 30, 2011, respectively	64,091	64,723
Prepaid expenses and other current assets	17,594	14,403
Tires in service	7,027	6,594
Deferred income taxes	4,106	3,940
Total current assets	93,334	115,333
Property and equipment	230,558	213,222
Less accumulated depreciation and amortization	78,781	80,592
Net property and equipment	151,777	132,630
Tires in service	3,295	2,914
Goodwill	16,702	16,702
Investment in joint venture	2,998	2,902
Other assets	6,471	1,701
Total assets	274,577	$272,182

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,886	$10,475
Accrued salaries and benefits	10,796	13,192
Accrued insurance and claims	13,129	13,360
Accrued fuel expense	10,279	11,113
Other accrued expenses	18,055	15,729
Current maturities of capital lease obligations	358	354
Provision for income taxes	4,833	1,778
Total current liabilities	63,336	66,001
Long-term debt	4,733	---
Capital lease obligations, net of current maturities	1,648	1,740
Deferred income taxes	30,971	31,740
Total liabilities	100,688	99,481
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,834 and 23,887 shares at September 30, 2011 and June 30, 2011, respectively	786	788
Treasury stock at cost; 1,296 and 1,364 shares outstanding at September 30, 2011 and June 30, 2011, respectively	(8,937)	(9,408)
Additional paid-in capital	99,649	99,906
Retained earnings	87,739	82,367
Accumulated other comprehensive loss	(5,348)	(952)
Total stockholders' equity	173,889	172,701
Total liabilities and stockholders' equity	$274,577	$272,182

(Back to Form 8-K)